Exhibit 99.2

FOR IMMEDIATE RELEASE

CIT DECLARES DIVIDENDS FOR SECOND QUARTER 2007

        NEW YORK – July 16, 2007 – CIT Group Inc. (NYSE: CIT), a leading global provider of commercial and consumer finance solutions, today announced that its Board of Directors has declared a regular quarterly cash dividend of $0.25 per share on its outstanding common stock. The common stock dividend is payable on August 30, 2007 to shareholders of record on August 15, 2007.

        CIT also announced that its Board of Directors has declared quarterly cash dividends of $0.3968750 per share on the Company’s Series A preferred stock and $1.2972500 per share on the Company’s Series B preferred stock. The preferred stock dividends are payable on September 17, 2007 to holders of record on August 31, 2007.

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About CIT

        CIT Group Inc. (NYSE: CIT), a leading global commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has approximately $80 billion in managed assets and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company and a member of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its global headquarters in New York City, CIT has approximately 7,500 employees in locations throughout North America, Europe, Latin America, and Asia Pacific. www.cit.com

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MEDIA RELATIONS
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@CIT.com

INVESTOR RELATIONS
Stephen Klimas
Vice President
(973) 535-3769
Steve.Klimas@CIT.com